Exhibit 4.1

NUMBER *000*	NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT INCORPORATED UNDER THE LAWS OF THE STATE OF Nevada	SHARES *000* CUSIP NO. 451600 10 0
Ideal Financial Solutions, Inc. AUTHORIZED COMMON STOCK: [ ] SHARES PAR VALUE: $.001

This Certifies that	Specimen
Is That Record Holder Of	Specimen
Shares of IDEAL FINANCIAL SOLUTIONS, INC. Common Stock
transferable on the books of the Corporation by the holder hereof, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed.  This Certificate is not valid countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:________________
Secretary: /s/	President: /s/

NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT	Countersigned & Registered Nevada Agency and Trust Company 50 West Liberty Street ∙ Suite 880 ∙ Reno, Nevada 89501	By: